Exhibit 99

CACI Reports Results for Its Fiscal 2014 Third Quarter

Revenue of $900.4 million

Net income of $30.8 million

Diluted earnings per share of $1.19

Contract funding orders of $794 million

Contract awards of $700 million

Operating cash flow of $101.7 million

ARLINGTON, Va.--(BUSINESS WIRE)--April 30, 2014--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its third fiscal quarter ended March 31, 2014.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO said, “Our third quarter results are in line with our expectations, and we are reiterating our guidance for the remainder of this fiscal year. We generated strong cash flow, secured a significant number of contract awards in a very competitive market, and delivered excellent performance for our customers. We are also pleased with our progress integrating Six3 Systems into CACI. We remain focused on strengthening the aspects of our business we control and believe our market-driven strategy and strong operational excellence will enhance our competitive position and deliver long-term shareholder value.”

Third Quarter Results

(in millions except per-share data)	Q3, FY14	Q3, FY13	% Change
Revenue	$900.4	$906.2	-0.6%
Operating income	$60.5	$68.6	-11.8%
Net income attributable to CACI	$30.8	$38.4	-19.6%
Diluted earnings per share	$1.19	$1.62	-26.7%

Revenue for the third quarter of Fiscal Year 2014 (FY14) decreased 0.6 percent compared to the third fiscal quarter of Fiscal Year 2013 (FY13). The decrease in revenue in the third quarter was driven primarily by delays in planned awards, lower run rates on professional services contracts, and reductions in Afghanistan-related material purchases. The decrease in operating income in the quarter was due primarily to reductions in revenue and a full quarter of amortization of intangibles associated with the Six3 Systems (Six3) acquisition. Interest expense increased in the quarter as a result of interest incurred on the additional debt associated with the acquisition of Six3. Diluted earnings per share were impacted by the dilutive effect of our convertible notes which mature on May 1, 2014. Net cash provided by operations in the quarter was $101.7 million.

During our third quarter, Six3 generated $104.7 million of revenue and $3.0 million of net income. Six3’s net income includes $5.0 million of acquisition-related intangible amortization and $1.7 million of retention bonus related expenses.

Additional Financial Metrics

	Q3, FY14	Q3, FY13	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$78.7	$83.1	-5.2%
Diluted adjusted earnings per share, a non-GAAP measure	$1.78	$2.08	-14.2%
Days sales outstanding	62	61

Third Quarter Awards and Contract Funding

During the quarter, we received awards in all ten of our markets with approximately one-third of those in our high-growth markets. Our contract awards were $700 million in the quarter, 26.1 percent higher than the $555 million of the year earlier period. Approximately 27 percent of our awards in the quarter were new business.

Contract funding orders in the third quarter were $794 million, 21.2 percent higher than the year earlier quarter. Our total backlog at March 31, 2014 was $7.3 billion. Funded backlog at March 31, 2014 was $1.6 billion. As part of our integration of Six3 into CACI’s operations, we will begin including their contribution to backlog effective July 1, 2014.

We added to our inventory of indefinite delivery, indefinite quantity (IDIQ) contract vehicles during the quarter. IDIQ contract vehicles support our growth plans across our ten markets and provide us the flexibility to deliver on our customers’ mission-critical requirements. During the quarter we received the following IDIQ awards:

  A $95 million, five-year award to continue providing operations and maintenance support services for the Business Integration Office at the Department of Interior. This continuing work strengthens our presence in the Business Systems Solutions market area.
  A $42 million, three-year, multiple-award contract to provide lifecycle sustainment, integration, acquisition, and technical support for Naval Electronic Surveillance Systems to the U.S. Navy’s Space and Naval Warfare Systems Center Pacific (SSC Pacific) Security Systems Branch. This is new work for us and expands our presence in the C4ISR market area.

Third Quarter Highlights

  Fortune magazine ranked CACI as one of the World’s Most Admired Companies for 2014. CACI ranked sixth among Information Technology (IT) Services companies worldwide and fifth overall in Virginia. Fortune’s survey identifies companies that are perceived as the most successful and effective worldwide.
  CACI Executive Chairman Dr. J.P. (Jack) London and President and Chief Executive Officer Ken Asbury were named to Executive Mosaic’s Wash100, a list of private and public sector leaders who demonstrate a consistent commitment to organizational excellence. Dr. London was honored for his long-standing service and ethics-focused leadership, and Mr. Asbury was recognized as a superior business development strategist and growth driver.
  Our recruiting team continued to earn recognition for our veterans hiring and support programs.
    CACI received the 2014 ERE Recruiting Excellence Award for “Best Military Talent Program” from the Electronic Recruiting Exchange (ERE). ERE is the world’s largest online community and forum for recruiting professionals. The award recognized CACI’s veterans enrichment programs for service members and their families.
    Profiles in Diversity Journal selected CACI as one of the 25 Most Influential Employers for Veteran Hiring. This award highlights our military hiring specialists, who provide veterans with real-time assistance re-entering the working world.

Nine Months Results

(in millions except per-share data)	Nine Months, FY14	Nine Months, FY13	% Change
Revenue	$2,658.8	$2,769.1	-4.0%
Operating income	$188.2	$202.9	-7.3%
Net income attributable to CACI	$98.8	$113.8	-13.2%
Diluted earnings per share	$3.89	$4.79	-18.7%

Revenue decreased 4.0 percent compared to revenue for the first nine months of FY13 due to a reduction in Afghanistan-related material purchases and subcontract labor, delays in planned awards, lower run rates on professional services contracts, and the government shutdown in October. The decrease in operating income in the first nine months of FY14 was due primarily to one-time acquisition-related expenses and the amortization of intangibles for Six3. Diluted earnings per share were impacted by the dilutive effect of our convertible notes which mature on May 1, 2014. Net cash provided by operations in the first nine months of FY14 was $146.3 million.

During the first nine months of FY14, Six3 generated $153.6 million of revenue and $3.1 million of net income. Six3’s net income includes $7.8 million of acquisition-related intangible amortization and $2.5 million of retention bonus related expenses.

Additional Financial Metrics

	Nine Months, FY14	Nine Months, FY13	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$236.1	$244.7	-3.5%
Diluted adjusted earnings per share, a non-GAAP measure	$5.53	$6.27	-11.8%

CACI Reiterates Its FY14 Guidance

We are reiterating the FY14 guidance we issued on April 3, 2014. The table below summarizes our FY14 guidance ranges and represents our views as of April 30, 2014:

(In millions except for tax rate and earnings per share)	FY 2014 Guidance
Revenue	$3,500 - $3,600
Net income attributable to CACI	$130 - $140
Effective corporate tax rate	38%
Diluted earnings per share	$5.12 - $5.51
Diluted weighted average shares	25.4

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, May 1, 2014 during which members of our senior management team will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 12405774. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, May 1, 2014 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 15,500 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the successful integration of our acquisition of Six3 Systems, actual revenue and earnings realized by Six3 Systems, and the performance of the Six3 Systems business; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	3/31/2014	3/31/2013	% Change	3/31/2014	3/31/2013	% Change
Revenue	$900,393	$906,196	-0.6%	$2,658,844	$2,769,059	-4.0%
Costs of revenue
Direct costs	605,780	623,125	-2.8%	1,813,874	1,908,411	-5.0%
Indirect costs and selling expenses	216,164	200,684	7.7%	609,704	617,375	-1.2%
Depreciation and amortization	17,917	13,767	30.1%	47,098	40,334	16.8%
Total costs of revenue	839,861	837,576	0.3%	2,470,676	2,566,120	-3.7%
Operating income	60,532	68,620	-11.8%	188,168	202,939	-7.3%
Interest expense and other, net	11,480	6,295	82.4%	28,324	19,308	46.7%
Income before income taxes	49,052	62,325	-21.3%	159,844	183,631	-13.0%
Income taxes	18,043	23,838	-24.3%	60,533	69,174	-12.5%
Net income including portion attributable to noncontrolling interest in earnings of joint venture	31,009	38,487	-19.4%	99,311	114,457	-13.2%
Noncontrolling interest in earnings of joint venture	(181)	(120)		(529)	(706)

Net income attributable to CACI	$30,828	$38,367	-19.6%	$98,782	$113,751	-13.2%

Basic earnings per share	$1.31	$1.67	-21.2%	$4.22	$4.95	-14.8%
Diluted earnings per share	$1.19	$1.62	-26.7%	$3.89	$4.79	-18.7%

Weighted average shares used in per share computations:
Basic	23,473	23,021		23,406	22,968
Diluted	25,973	23,706		25,368	23,740

Statement of Operations Data (Unaudited)

	Quarter Ended			Nine Months Ended
	3/31/2014	3/31/2013	% Change	3/31/2014	3/31/2013	% Change
Operating income margin	6.7%	7.6%		7.1%	7.3%
Tax rate	36.9%	38.3%		38.0%	37.8%
Net income margin	3.4%	4.2%		3.7%	4.1%

EBITDA**	$78,739	$83,092	-5.2%	$236,140	$244,711	-3.5%
EBITDA Margin	8.7%	9.2%		8.9%	8.8%

Adjusted net income**	$46,343	$49,322	-6.0%	$140,328	$148,880	-5.7%
Diluted adjusted earnings per share	$1.78	$2.08	-14.2%	$5.53	$6.27	-11.8%

**See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2014	6/30/2013
ASSETS:
Current assets
Cash and cash equivalents	$48,369	$64,337
Accounts receivable, net	641,947	614,616
Prepaid expenses and other current assets	62,842	44,828
Total current assets	753,158	723,781

Goodwill and intangible assets, net	2,428,427	1,581,153
Property and equipment, net	70,799	65,510
Other long-term assets	138,323	126,627
Total assets	$3,390,707	$2,497,071

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$51,953	$295,517
Accounts payable	98,989	133,073
Accrued compensation and benefits	180,287	166,538
Other accrued expenses and current liabilities	146,043	147,366
Total current liabilities	477,272	742,494

Long-term debt, net of current portion	1,262,574	300,790
Other long-term liabilities	331,611	246,215
Total liabilities	2,071,457	1,289,499

Shareholders' equity	1,319,250	1,207,572
Total liabilities and shareholders' equity	$3,390,707	$2,497,071

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2014	3/31/2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$99,311	$114,457
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	47,098	40,334
Non-cash interest expense	10,245	9,573
Amortization of deferred financing costs	2,178	1,543
Loss on extinguishment of debt	4,116	-
Stock-based compensation expense	8,890	6,394
Provision for deferred income taxes	17,420	16,351
Distribution of earnings from unconsolidated joint venture	1,762	5,627
Equity in earnings of unconsolidated joint ventures	(1,420)	(2,074)
Changes in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	61,700	19,032
Prepaid expenses and other assets	(12,403)	(19,888)
Accounts payable and accrued expenses	(71,638)	(26,872)
Accrued compensation and benefits	(23,261)	(23,487)
Income taxes receivable and payable	(489)	(8,159)
Other liabilities	2,793	15,183
Net cash provided by operating activities	146,302	148,014

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,636)	(12,759)
Purchases of businesses, net of cash acquired	(838,427)	(105,420)
Investment in unconsolidated joint venture	-	(838)
Other	(1,020)	(2,658)
Net cash used in investing activities	(851,083)	(121,675)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds under credit facilities	696,632	138,763
Payment of contingent consideration	(3,294)	(3,187)
Proceeds from employee stock purchase plans	2,681	3,486
Proceeds from exercise of stock options	-	7,244
Repurchases of common stock	(2,804)	(126,507)
Payment of taxes for equity transactions	(9,493)	(5,582)
Other	3,752	105
Net cash provided by financing activities	687,474	14,322
Effect of exchange rate changes on cash and cash equivalents	1,339	(145)
Net (decrease) increase in cash and cash equivalents	(15,968)	40,516
Cash and cash equivalents, beginning of period	64,337	15,740
Cash and cash equivalents, end of period	$48,369	$56,256

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Department of Defense	$656,407	72.9%	$668,119	73.7%	$(11,712)	-1.8%
Federal Civilian Agencies	188,857	21.0%	186,190	20.5%	2,667	1.4%
Commercial and other	55,129	6.1%	51,887	5.8%	3,242	6.2%
Total	$900,393	100.0%	$906,196	100.0%	$(5,803)	-0.6%

	Nine Months Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Department of Defense	$1,924,359	72.4%	$2,076,659	75.0%	$(152,300)	-7.3%
Federal Civilian Agencies	571,885	21.5%	536,617	19.4%	35,268	6.6%
Commercial and other	162,600	6.1%	155,783	5.6%	6,817	4.4%
Total	$2,658,844	100.0%	$2,769,059	100.0%	$(110,215)	-4.0%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Cost reimbursable	$439,957	48.9%	$435,662	48.1%	$4,295	1.0%
Fixed price	283,151	31.4%	250,519	27.6%	32,632	13.0%
Time and materials	177,285	19.7%	220,015	24.3%	(42,730)	-19.4%
Total	$900,393	100.0%	$906,196	100.0%	$(5,803)	-0.6%

	Nine Months Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Cost reimbursable	$1,304,092	49.1%	$1,327,033	47.9%	$(22,941)	-1.7%
Fixed price	819,879	30.8%	773,961	28.0%	45,918	5.9%
Time and materials	534,873	20.1%	668,065	24.1%	(133,192)	-19.9%
Total	$2,658,844	100.0%	$2,769,059	100.0%	$(110,215)	-4.0%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Prime	$804,570	89.4%	$786,683	86.8%	$17,887	2.3%
Subcontractor	95,823	10.6%	119,513	13.2%	(23,690)	-19.8%
Total	$900,393	100.0%	$906,196	100.0%	$(5,803)	-0.6%

	Nine Months Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Prime	$2,382,563	89.6%	$2,426,082	87.6%	$(43,519)	-1.8%
Subcontractor	276,281	10.4%	342,977	12.4%	(66,696)	-19.4%
Total	$2,658,844	100.0%	$2,769,059	100.0%	$(110,215)	-4.0%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2014	3/31/2013	$ Change	% Change
Contract Funding Orders	$794,158	$655,319	$138,839	21.2%
	Nine Months Ended
(dollars in thousands)	3/31/2014	3/31/2013	$ Change	% Change
Contract Funding Orders	$2,703,478	$2,694,046	$9,432	0.4%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Direct labor	$270,405	44.6%	$265,308	42.6%	$5,097	1.9%
Other direct costs	335,375	55.4%	357,817	57.4%	(22,442)	-6.3%
Total direct costs	$605,780	100.0%	$623,125	100.0%	$(17,345)	-2.8%

	Nine Months Ended
(dollars in thousands)	3/31/2014		3/31/2013		$ Change	% Change
Direct labor	$764,086	42.1%	$766,362	40.2%	$(2,276)	-0.3%
Other direct costs	1,049,788	57.9%	1,142,049	59.8%	(92,261)	-8.1%
Total direct costs	$1,813,874	100.0%	$1,908,411	100.0%	$(94,537)	-5.0%

Selected Financial Data (Continued)
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business.  EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization.  EBITDA margin is EBITDA divided by revenue.  Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and non-cash interest expense net of related tax effects.  Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported.  EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2014	3/31/2013	% Change	3/31/2014	3/31/2013	% Change
Net income attributable to CACI	$30,828	$38,367	-19.6%	$98,782	$113,751	-13.2%
Plus:
Income taxes	18,043	23,838	-24.3%	60,533	69,174	-12.5%
Interest income and expense, net	11,951	7,120	67.9%	29,727	21,452	38.6%
Depreciation and amortization	17,917	13,767	30.1%	47,098	40,334	16.8%
EBITDA	$78,739	$83,092	-5.2%	$236,140	$244,711	-3.5%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2014	3/31/2013	% Change	3/31/2014	3/31/2013	% Change
Revenue, as reported	$900,393	$906,196	-0.6%	$2,658,844	$2,769,059	-4.0%
EBITDA	$78,739	$83,092	-5.2%	$236,140	$244,711	-3.5%
EBITDA margin	8.7%	9.2%		8.9%	8.8%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2014	3/31/2013	% Change	3/31/2014	3/31/2013	% Change
Net income attributable to CACI	$30,828	$38,367	-19.6%	$98,782	$113,751	-13.2%
Plus:
Stock-based compensation	3,105	493	529.8%	8,890	6,394	39.0%
Depreciation and amortization	17,917	13,767	30.1%	47,098	40,334	16.8%
Amortization of financing costs	1,049	531	97.6%	2,178	1,543	41.2%
Non-cash interest expense	3,476	3,248	7.0%	10,245	9,573	7.0%
Less:
Related tax effect	(10,032)	(7,084)	41.6%	(26,865)	(22,715)	18.3%
Adjusted net income	$46,343	$49,322	-6.0%	$140,328	$148,880	-5.7%

	Quarter Ended			Nine Months Ended
(shares in thousands)	3/31/2014	3/31/2013	% Change	3/31/2014	3/31/2013	% Change
Diluted weighted average shares,
as reported	25,973	23,706		25,368	23,740
Diluted earnings per share	$1.19	$1.62	-26.7%	$3.89	$4.79	-18.7%
Diluted adjusted earnings per share	$1.78	$2.08	-14.2%	$5.53	$6.27	-11.8%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown
Executive Vice President, Public Relations
(703) 841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics
Senior Vice President, Investor Relations
(866) 606-3471
ddragics@caci.com